Exhibit 11.1

CONSENT

We hereby consent to the inclusion in in this Offering Statement on Form 1-K of our report dated May 27, 2025 with respect to the balance sheets of Acme AtronOmatic Inc, (the “Company”) as of December 31, 2024 and December 31, 2023 and the related statements of operations, stockholders’ equity/deficit and cash flows for the year ended December 31, 2024 and December 31, 2023 and the related notes to the financial statements, which report appears in the Company’s filing.

SetApart Accountancy Corp

May 27, 2025

Los Angeles, California